EXHIBIT 10.30
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (the “Amendment”) is made as of December 31, 2008, to be effective as of January 1, 2009, by and between Ascent Media Group, LLC, a Delaware limited liability company (the “Company”), and William E. Niles (the “Executive”).
Recitals
     The Company and Executive are parties to an Employment Agreement dated as of September 1, 2006 (the “Original Agreement”). The Company and Executive desire to amend the Original Agreement as set forth herein.
Agreement
     In consideration of the mutual covenants set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:
     1. The final sentence of the first paragraph of Section 4.2 of the Original Agreement is hereby amended to read in its entirety as follows:
“Subject to Section 4.6 and 4.10, (i) any Severance Payment to which Executive becomes entitled shall be payable in a lump sum on the sixtieth (60th) day following the date of termination of Executive’s employment (or, if such day is not a business day, on the first business day thereafter), (ii) any Prorated Bonus shall be paid on April 15th of the year following the year in which the date of termination occurs (or, if such April 15th is not a business day, on the first business day thereafter), and (iii) any Award payable pursuant to the terms of Section 4.2(d) shall be payable on the Payment Date (as defined in the MIP) relating to such Award (which shall in no event be later than December 31st of the calendar year in which termination occurs).”
     2. Section 4.4(c) of the Original Agreement is hereby amended to read in its entirety as follows:
“(c)	an amount equal to Executive’s monthly Base Salary in effect on such termination date for the lesser of (i) six (6) months or (ii) the remainder of the Term, payable in a single lump sum on the sixtieth (60th) business day following the termination date.”
     3. The second sentence of the second paragraph of Section 4.6 of the Original Agreement is hereby amended to read in its entirety as follows:
“Executive shall have a period of twenty-one (21) days (or, if required by applicable law, a period of forty-five (45) days) after the effective date of termination of this Agreement (the “Consideration Period”) in which to execute and return the original, signed Release to the Company.”

     4. The definition of “DHC” in Section 4.9 of the Original Agreement is hereby amended to read in its entirety as follows:
“AMC” means Ascent Media Corporation, a Delaware corporation, and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets; provided, that if a Transferee Parent becomes the beneficial owner of all or substantially all of the equity securities of the Company then beneficially owned by AMC as to which AMC has dispositive power, the term “AMC” shall also mean such Transferee Parent and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets. “Transferee Parent” for this purpose means, in the event of any transaction or series of related transactions involving the direct or indirect transfer (or relinquishment of control) by AMC of any Person (a “Transferred Person”) that holds equity securities of the Company beneficially owned by AMC, such Transferred Person or its successor in such transaction or any ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of such Transferred Person or its successor if immediately after giving effect to such transaction or the last transaction in such series, Voting Securities representing at least a majority of the voting power of the outstanding Voting Securities of such Transferred Person, successor or ultimate parent entity are beneficially owned by any combination of AMC, Persons who immediately prior to such transaction were beneficial owners of a majority of, or a majority of the voting power of, the outstanding Voting Securities of AMC (or of any publicly traded class or series of Voting Securities of AMC designed to track the economic performance of a specified group of assets or businesses).”
Any reference in the Original Agreement to “DHC” is hereafter deemed to refer to “AMC.”
     5. Section 4.10 of the Original Agreement is hereby amended to read in its entirety as follows:
     “4.10 Timing of Payments Under Certain Circumstances. With respect to any amount that becomes payable to Executive under this Agreement upon Executive’s Separation from Service (as defined below) for any reason, the provisions of this Section 4.10 will apply, notwithstanding any other provision of this Agreement to the contrary. If the Company determines in good faith that Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Code Section 409A”), then to the extent required under Code Section 409A, payment of any amount that becomes payable to Executive upon Separation from Service (other than by reason of the death of Executive) and that otherwise would be payable during the six-month period following Executive’s Separation from Service shall be suspended until the lapse of such six-month period (or, if earlier, the date of Executive’s death). A “Separation from Service” of Executive means Executive’s separation from service, as defined in Code Section 409A, with the Company and all other entities with which the Company would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder. Any payment suspended as provided in this Section 4.10, unadjusted for interest on such suspended payment, shall be paid to Executive in a single payment on the first business day following the end of such six-month period or within 30 days following the death of Executive, as applicable, provided that the death of Executive during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of Executive’s death.”
     6. A new Section 6.14 is added to the Original Agreement to read in its entirety as follows:
     “6.14 Compliance with Section 409A The provisions of this Agreement are intended to satisfy the requirements of Code Section 409A and will be interpreted in a manner that is consistent with such intent. Without limiting the generality of the foregoing, the Company and Executive agree that, to the extent any payments made upon Executive’s termination of employment pursuant to Section 4.2 (including by reason of Section 4.3) or Section 4.4 that constitute deferred compensation subject to Code Section 409A, Executive’s entitlement to such payments shall be conditioned upon Executive’s termination of employment constituting a Separation from Service of Executive as defined in Section 4.10.”
     7. Except as amended by the preceding provisions of this Amendment, the Original Agreement shall remain in full force and effect according to its terms.
     8. This Amendment will be governed by, and construed in accordance with, the laws of the State of California, without reference to principles of conflict of laws.
     IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment to Employment Agreement as of the day and year first above written.

/s/ William E. Niles
William E. Niles

ASCENT MEDIA GROUP, LLC
By:	/s/ Jose A. Royo
Name:	Jose A. Royo
Title:	President and Chief Executive Officer